Exhibit 4.5(a)

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Amendment to Registration Rights Agreement (this “Amendment”), dated as of September 26, 2003, is made by and among Rural/Metro Corporation, a Delaware corporation (the “Company”), and the Persons listed on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, the Company and the Holders are parties to that certain Registration Rights Agreement, dated as of September 30, 2002 (the “Registration Rights Agreement”);

WHEREAS, the Company and the Holders are parties to that certain Reaffirmation and First Amendment to the Second Amended and Restated Credit Agreement, dated as of the date hereof (the “Amendment to the Credit Agreement”); and

WHEREAS, the parties hereto acknowledge that the terms of the Amendment to the Credit Agreement require a corresponding amendment to the Registration Rights Agreement and agree that the terms of such amendment shall be governed hereunder.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Amendment to Recitals. Paragraphs A and B are hereby amended and restated, in their entirety, to read as follows:

“A. The Holders acquired approximately 211,549 shares of Series B-1 Voting Preferred Stock, Series B-2 Non-Voting Preferred Stock, and Series B-3 Preferred Stock, par value $.01 per share, of the Company (collectively, the “Series B Preferred Stock”) and are acquiring 283,979 shares of Series C Preferred Stock (the “Series C Preferred Stock”), which Series B Preferred Stock and Series C Preferred Stock are convertible into shares of Common Stock of the Company, par value $.01 per share (the “Common Stock”), pursuant to the terms of that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2002, and as amended by that certain Reaffirmation and First Amendment to the Second Amended and Restated Credit Agreement, dated September 26, 2003 (the “Credit Agreement”).

B. It is a condition to the obligations of the lenders party to the Credit Agreement that this Agreement be executed by the parties hereto in order to provide the Holders with certain registration rights with respect to the Registrable Securities (as defined below), and the parties are willing to execute this Agreement and to be bound by the provision hereof.”

2. Amendment to Section 1. The definition of “Registrable Securities” is hereby amended and restated, in its entirety, to read as follows:

““Registrable Securities” means (i) all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock owned by the Holders; (ii) any Common Stock issued in respect of the shares described in clause (i) upon any stock split, stock dividend, recapitalization or other similar event or otherwise on account of or in exchange for such securities; (iii) all of the shares of Series B Preferred Stock or Series C Preferred Stock owned or hereafter acquired by the Holders; (iv) any Series B Preferred Stock or Series C Preferred Stock issued in respect of the shares described in clause (i) upon any stock split, stock dividend, recapitalization or other similar event or otherwise on account of or in exchange for such securities. Registrable Securities will cease to be Registrable Securities when (a) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (b) they are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (c) the Holder thereof may sell all of such Holder’s Registrable Securities without restriction pursuant to Rule 144(k) under the Securities Act, or (d) they have been otherwise transferred and new certificates or other evidences of ownership for them (not bearing a legend to the effect that such securities have not been registered under the Securities Act and may not be sold or transferred in the absence of registration or an exemption therefrom under the Securities Act, and not subject to any stop transfer order or other restriction on transfer) have been delivered by or on behalf of the Company, and they may be resold without subsequent registration under the Securities Act.”

3. Amendment to Section 6(d). Section 6(d) of the Registration Rights Agreement is hereby amended and restated, in its entirety, to read as follows:

(d) in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2 hereof, the Company will enter into any underwriting agreement reasonably necessary to effect the offer and sale of the Series B Preferred Stock, the Series C Preferred Stock and/ or the Common Stock, provided such underwriting agreement contains customary underwriting provisions and is entered into by the Holders participating in such registration and provided further that, if the underwriter so requests, the underwriting agreement will contain customary contribution provisions on the part of the Company;

4. Amendment to Section 15(b). Section 15(b) of the Registration Rights Agreement is hereby amended and restated, in its entirety, to read as follows:

(b) Parties in Interest; Assignment. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any Registrable Securities) whether so expressed or not. The rights granted to a Holder of Series B Preferred Stock, Series C Preferred Stock or Common Stock under this Agreement may be transferred by such Holder (or his successor) to any affiliate or transferee of such Holder; provided, however, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned.

5. Survival of Terms and Provisions of Registration Rights Agreement. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Registration Rights Agreement shall continue in full force and effect. The parties hereto agree that the Registration Rights Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable against each party hereto, in accordance with the terms of the Registration Rights Agreement, as amended hereby.

6. Final Agreement. The Registration Rights Agreement, as amended hereby, represents the entire expression of the parties with respect to the subject matter therein and herein, on the date this Amendment is executed.

7. Counterparts. This Amendment may be executed in any number of counterparts or via facsimile, all of which taken together, shall constitute an original and one and the same instrument.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on date set forth above.

COMPANY: RURAL/METRO CORPORATION, A DELAWARE CORPORATION

By:	/s/ JOHN S. BANAS III

Name:	John S. Banas III
Title:	Senior Vice President

HOLDERS:

SPECIAL VALUE BOND FUND II, LLC

By:	SVIM/MSM II, LLC Its Managing Member

By:	TENNENBAUM & CO., LLC Its Managing Member

By:	/s/ HOWARD LEVKOWITZ
Name:	Howard Levkowitz
Title:	Principal

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC

By:	SVAR/MM, LLC Its Managing Member

By:	TENNENBAUM CAPITAL PARTNERS, LLC Its Managing Member

By:	TENNENBAUM & CO., LLC Its Managing Member

By:	/s/ HOWARD LEVKOWITZ
Name:	Howard Levkowitz
Title:	Principal

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ WILLIAM E. MAGEE

Name:	William E. Magee
Title:	Duly Authorized Signatory

CERBERUS PARTNERS, L.P.

By:	CERBERUS ASSOCIATES, L.L.C. Its General Partner

By:	/s/ STEPHEN FEINBERG
Name:	Stephen Feinberg
Title:	Managing Member

PAM CAPITAL FUNDING LP

By:	HIGHLAND CAPITAL MANAGEMENT, L.P., as Collateral Manager

By:	/s/ TODD TRAVERS
Name:	Todd Travers
Title:	Senior Portfolio Manager